UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Marinas International

As of November 30, 2006, we entered into an asset purchase agreement to acquire nine marina properties for an aggregate purchase price of approximately $106.0 million from subsidiaries of Marinas International. As part of that agreement, we anticipate making a loan for approximately $40.0 million which will be collateralized by five additional marina properties. On November 30, 2006, we provided a refundable deposit of $1.5 million. The following table sets forth the name and location of the properties that we are acquiring or which will collateralize our loan.

Fee Simple Properties:

•	Crystal Point Marina located in Point Pleasant, New Jersey

•	Manasquan River Club located in Point Pleasant, New Jersey

•	Harbors View Marina located in Ketchum, Oklahoma (with associated permit)

•	Lake Front Marina located in Port Clinton, Ohio (and part leasehold)

•	Sandusky Harbor Marina located in Sandusky, Ohio (and part leasehold)

Leasehold Interest Properties:

•	Beaver Creek Resort located in Somerset, Kentucky

•	Burnside Marina located in Monticello, Kentucky

•	Harborage Marina located in Saint Petersburg, Florida (and part fee)

•	Pier 121 Marina and Easthill Park located in Lewisville, Texas

Loan Properties:

•	Emeryville Marina located in Emeryville, California

•	Scott’s Landing Marina located in Grapevine, Texas

•	Silver Lake Marina and Park located in Grapevine, Texas

•	Twin Coves Marina and Park located in Flower Mound, Texas

•	Paradise Cove located in Grapevine, Texas

We have an option under the agreement to extend the time of closing on the Paradise Cove, Burnside, Beaver Creek, Harborage, and Harbors View sites for up to 12 months to allow Marinas International to obtain certain ground lease amendments, extensions and estoppels. Pursuant to the agreement, closing is scheduled to occur on or before January 29, 2007, but we expect that a number of the properties will be acquired by December 31, 2006.

Upon closing, we anticipate leasing our interests in all nine fee simple and leasehold properties on a long-term triple-net basis to an affiliate of Marinas International. This affiliate currently operates, and will continue to operate, the properties along with an affiliated property manager. The leases for all properties are expected to have a 20-year initial term, with four 5-year renewal options. The minimum annual rent for these properties is expected to be approximately $8.6 million in the initial year. Additional rent is expected to be a negotiated percentage of incremental total revenue over a threshold. All leases will be cross-defaulted.

The loan is anticipated to be for approximately $40.0 million and will be collateralized by a first mortgage on the loan properties listed above. The loan is expected to have a fifteen year term. Each borrower is an affiliate of Marinas International (collectively “Marinas International”) and the loans will be cross-defaulted and cross collateralized. During the first three years of each loan, interest only will be payable monthly in arrears at a rate of nine percent. Beginning in the fourth year, equal monthly payments of principal and interest under each loan will be payable in accordance with a twenty year amortization schedule. At maturity, in addition to the entire unpaid principal balance, accrued and unpaid interest, and any other sums due thereunder, Marinas International is expected to pay the holder of each loan an exit fee equal to the aggregate of monthly interest payments that would have been payable if the interest rate had been 10.25% rather than 9.0%. If the loan is prepaid the exit fee would increase to equal the aggregate of monthly interest payments that would have been payable under such loan if the interest rate had been 11.0% rather than 9.0%. It is anticipated that we will enter into a non-recourse guarantee for the loan obligations with the principals of Marinas International and Marinas International, or an affiliate thereof. The loan may be prepaid at any time after the fourth year, except for an allocated portion of the loan for two properties which may be prepaid at any time. The loan can be accelerated and become due and payable upon customary events of default.

We expect to close a portion of the Marinas International transactions on or prior to December 31, 2006. The transactions are subject to the fulfillment of certain conditions. We are still in negotiations with our prospective tenant, our borrower and certain governmental authorities for permit and lease assignments and extensions. There can be no assurance that these negotiations will be successful. There can be no assurance that any or all of these conditions will be satisfied or, if satisfied, that the properties will ultimately be acquired or the loan made.

Booth Creek Ski

On December 1, 2006, we entered into an asset purchase agreement to acquire four ski resorts from affiliates of Booth Creek Ski Holdings, Inc. for a purchase price of $170.0 million. On December 1, 2006 we provided a deposit of $5.0 million under the terms of the agreement. The four ski properties to be acquired are the Northstar-at-Tahoe Resort in Lake Tahoe, California, the Sierra-at-Tahoe Resort in South Lake Tahoe, California, the Summit-at-Snoqualmie Resort in Snoqualmie Pass, Washington and the Loon Mountain Resort in Lincoln, New Hampshire (collectively the “Booth Creek Ski Properties”). In addition, we have agreed to fund approximately $28.7 million in capital expenditures at the Northstar-at-Tahoe Resort and Loon Mountain Resort over the next four years.

As part of our agreement to acquire the Booth Creek Ski Properties, we have also committed to acquire 46 condominiumized retail and commercial spaces at the Northstar Commercial Village (the “Northstar Commercial Properties”) in Lake Tahoe, California for $22.0 million and to extend a $12.0 million loan to Booth Creek Resort Properties LLC. Booth Creek Resort Properties LLC is an entity newly formed by the current principals of Booth Creek Ski Holdings, Inc. to acquire certain properties and operating assets from Booth Creek Holdings, Inc.

We expect to enter into long-term, triple net leases with wholly-owned subsidiaries of Booth Creek Resort Properties LLC to operate the Booth Creek Ski Properties and with Northstar Group Commercial Properties, LLC to operate the Northstar Commercial Properties. The initial terms of the leases are expected to be for 20 years with three 10-year renewal options, provided that the terms do not

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exceed the term of any underlying United States Forest Service permits. The minimum annual rent for the Booth Creek Ski Properties and the Northstar Commercial Properties is expected to be approximately $18.2 million in the initial year. Additional rent is expected to be a negotiated percentage of incremental total revenue over a threshold. All of the leases are expected to be cross-defaulted.

The $12.0 million loan to Booth Creek Resort Properties LLC is expected to be collateralized by a first mortgage or the substantial equivalent on the Waterville Valley Ski Resort in Waterville Valley, New Hampshire, the Mount Cranmore Ski Resort in North Conway, New Hampshire and a tract of land near the Northstar-at-Tahoe Resort in Lake Tahoe, California referred to as the Porcupine Parcel. The loan is expected to mature in three years, and have one 12-month extension. It is anticipated that the loan will carry an interest rate of 9.00% per annum and there will be an exit fee in an amount equal to a 15% annualized return on the loan. The loan will be guaranteed by Booth Creek. It is anticipated that the loans will be cross-defaulted with the Booth Creek Ski and Northstar Commercial Properties leases. The loan may be prepaid at any time and will be accelerated upon customary events of default.

We expect to close on the Booth Creek transactions on or prior to December 20, 2006. The transactions are subject to the fulfillment of certain conditions. There can be no assurance that any or all of these conditions will be satisfied and that these transactions will ultimately be completed.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our inability to satisfactorily complete due diligence, inability to complete the permitting process with the US Forest Service, and failure to negotiate the assignment and/or extensions of certain land permits or leases. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2006	CNL INCOME PROPERTIES, INC.

/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer

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